PRESS RELEASE

Blue Bird Appoints Simon Newman to Board of Directors

Veteran precision manufacturing executive brings decades of industrial, strategy and commercial experience

MACON, Ga. (April 6, 2023) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced the appointment of Simon J. Newman to its Board of Directors, effective April 4, 2023.

Newman has over 40 years of leadership experience in the fields of precision-engineered manufacturing, executive strategy and commercial relationships. He joins the Blue Bird Board currently serving as Chairman of MW Industries, including MW Components, a global component manufacturer for the automotive, aerospace, electronics and energy industries, as well as Paragon Medical, a global industry leader in medical device manufacturing.

Newman previously held the position of Chief Executive Officer for Form Technologies for 18 years. He began his career with the Dynacast organization, now a Form Technologies division, in 1979 as an apprentice in the United Kingdom, progressively working through the company in all facets of operations leading to a long and prolific tenure as the Group Chief Executive.

“Simon’s deep manufacturing and strategic leadership experience is highly relevant as we continue to build on Blue Bird’s nearly century-old leadership in school bus manufacturing,” said Matthew Stevenson, president and CEO of

Blue Bird Corporation. “Blue Bird school buses carry the most precious cargo in the world. Therefore, we continuously improve the safety, reliability and durability of our vehicles while leading the way to low- and zero-emission student transportation in North America. We look forward to Simon’s contributions and extend a warm welcome to him as he joins our Board of Directors.”

Newman also serves on the Board of Directors of MW Components, Paragon Medical, Elgen Manufacturing and Chromalloy. He received a bachelor of science degree in Operations Management from California Coast University.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com